FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1920, 1188 West Georgia Street

Vancouver, B.C.

V6E 4A2

Item 2.	Date of Material Change

December 23, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is December 23, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they acquired securities of Abzu Gold Ltd.

Item 5.	Full Description of Material Change

The Issuer reports that, effective December 21, 2010, it has acquired an aggregate of 8,634,007 common shares, representing 16.32%, of Abzu Gold Ltd. (“Abzu”) (TSXV:ABS), together with warrants to purchase an additional 3,782,000 common shares of Abzu.  If such warrants were exercised, the Issuer would then hold 12,416,007 shares of Abzu, representing 21.90% of the then issued common shares.

Abzu operates as a gold exploration and discovery company in Ghana, West Africa.  Africa’s 2nd largest gold producer and host to some of the world’s largest gold deposits, Ghana has strong land title laws and is one of the world’s most mining-friendly jurisdictions.  Abzu has invested several years developing key local and national relationships and is expanding its strategic land positions on highly sought after and productive gold belts.

Abzu is well financed for its next phase of development and is positioned to continue aggressive work programs, strategic property acquisitions and joint ventures on targeted, prospective land.  Abzu possesses experienced management; technical leadership; strategic in-country contacts; and an excellent shareholder base.  Abzu has spent considerable time developing a unique understanding of Ghana, and has a long-term commitment to community partnerships designed to maximize benefits to the local peoples, guided by traditional and government participation.

Please refer to the technical reports filed on SEDAR for details regarding Abzu’s material properties, including its Mpatasie and Asafo projects.

Abzu recently completed the acquisition of Abzu Resources Ltd., a private British Columbia company which held all of the Ghanaian and Cote d’Ivoire assets now held by Abzu.  As a shareholder in Abzu Resources Ltd., the Issuer received 4,852,000 common shares of Abzu in exchange for its existing shares in Abzu Resources Ltd. on December 21, 2010, being the effective date of the Plan of Arrangement under the Business Corporations Act (B.C.).  In addition, the Issuer held 3,782,000 subscription receipts of Abzu, which have been converted into 3,782,000 units of Abzu, effective December 21, 2010.  Each unit consists of one common share of Abzu and one common share purchase warrant.  Each such warrant entitles the Issuer to acquire one additional common shares of Abzu at a price of $0.75 on or before December 21, 2011 (subject to acceleration of the expiry date in certain circumstances).

The Issuer is not acting jointly or in concert with any other persons or companies in connection with such acquisition or the securities of Abzu.  The Issuer acquired the securities of Abzu for investment purposes only, and not for the purpose of influencing control or direction over Abzu.  The Issuer will, however, review its holdings in Abzu from time to time, and may increase or decrease its position as future circumstances dictate.

A copy of the Early Warning Report filed under Part 3 of National Instrument 62-103 with respect to the foregoing acquisition is available upon request to Lawrence W. Talbot, the Vice-President & General Counsel of the Issuer, at 604-408-7488

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/ resources/reserves, and financing plans and business trends, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s 2010 Annual Information Form filed with certain securities commissions in Canada and the Issuer’s 2010 Annual Report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical reports filed with respect to the Issuer mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Hendrik Van Alphen, President & CEO

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

December 24, 2010